Exhibit 10.1

JOINT VENTURE INTEREST PURCHASE AGREEMENT

This Joint Venture Interest Purchase Agreement (“Agreement”) is made as of December 20, 2024

AMONG:

VIZSLA COPPER CORP., a company duly incorporated pursuant to the laws of the Province of British Columbia

(“Vizsla Copper”)

AND:

WOODJAM HORSEFLY RESOURCES LTD., a company duly incorporated pursuant to the laws of the Province of British Columbia

(“Woodjam Horsefly”)

AND:

SIYATA MOBILE INC., a company duly incorporated pursuant to the laws of the Province of British Columbia

(“Siyata”)

WHEREAS:

(A)	Woodjam Horsefly, formerly known as Gold Fields Horsefly Exploration Corporation, is an indirect wholly-owned subsidiary of Vizsla Copper;

(B)	Woodjam Horsefly and Siyata, formerly known as Teslin River Resources Corp., are party to an option and joint venture agreement dated August 29, 2012, as amended on April 2, 2013 (the “Option and JV Agreement”);

(C)	Pursuant to the Option and JV Agreement, Woodjam Horsefly and Siyata formed a joint venture known as the “Rand Joint Venture” in which Woodjam Horsefly holds a 51% joint venture interest and Siyata holds a 49% joint venture interest (the “Siyata JV Interest”);

(D)	Vizsla Copper, through Woodjam Horsefly, wishes to purchase the Siyata JV Interest from Siyata on the terms set out in this Agreement;

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1	Definitions and Interpretation

In this Agreement the following capitalized terms have the meanings assigned to them as follows:

(a)	“Affiliate” means any person that controls, is controlled by, or is under common control with, a Party. For the purposes of the preceding sentence only, “control” means the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the controlled person;

(b)	“Agreement” means this Agreement, including the Schedules hereto;

(c)	“Appropriate Regulatory Approvals” means the acceptance of the transactions contemplated by this Agreement by the TSXV and the receipt of all necessary TSXV approvals for Vizsla Copper and Siyata;

(d)	“Business Day” means any day on which commercial banks are generally open for business in British Columbia other than a Saturday, a Sunday or a day observed as a holiday in British Columbia, under applicable Laws;

(e)	“Closing Date” has the meaning set out in Section 8.1;

(f)	“Closing Time” means 10:00 a.m. (Vancouver time) on the Closing Date;

(g)	“Confidential Information” means the terms of this Agreement and any other information about a Party, the Siyata JV Interest or the Property provided by either Party to the other Party in the course of furthering this Agreement, or during the negotiations preceding this Agreement. The term “Confidential Information” as used herein will not include information that:

(i)	is or becomes generally available to and known by the public (other than as a result of a material breach of this Agreement by a Party);

(ii)	is or becomes available to a Party on a non-confidential nature from a third-party source other than the other Party, provided that such source, to the Party’s knowledge, was not and is not prohibited from disclosing such Confidential Information to the Party by a contractual obligation such as a confidentiality agreement;

(iii)	was already known by or in the possession of the Party;

(iv)	has been or is independently developed by a Party without violating any of its obligations under this Agreement or without use of the Confidential Information;

(h)	“Consideration Shares” means 2,000,000 common shares of Vizsla Copper to be issued to Siyata on the Closing Date, which shares will be issued at a deemed price equal to the last closing price of the common shares of Vizsla Copper before the issuance of Vizsla Copper’s news release announcing this Agreement, as quoted on the TSXV;

(i)	“Laws” means all statutes, regulations, statutory rules, policies, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, governmental entity, statutory body or self-regulatory authority (including the TSXV), and the use of the term “applicable” with respect to any such Law in a context that refers to one or more persons means that such Law applies to such person or persons or its or their business, undertaking, property or securities and emanates from a governmental entity, statutory body or regulatory authority having jurisdiction over such person or persons or its or their business, undertaking, property or securities;

(j)	“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, including, without limitation, any of the foregoing arising under any applicable Law and those arising under any contract, agreement, arrangement, commitment or undertaking;

(k)	“Lien” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, lease, option, right of third parties or other charge or encumbrance, including the lien or retained title of a conditional vendor, and any easement, servitude, right of way or other encumbrance on title to real or immovable property or personal or movable property;

(l)	“Parties” means, collectively, Vizsla Copper, Woodjam Horsefly and Siyata “Party” means any one of them;

(m)	“person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status;

(n)	“Property” means those mineral interests set out on Schedule A;

(o)	“Public Record” means all publicly available press releases, material change reports, financial statements and other documents that have been disclosed by Vizsla Copper to the public and filed by Vizsla Copper on SEDAR+;

(p)	“SEDAR+” means the System for Electronic Document Analysis and Retrieval; and

(q)	“TSXV” means the TSX Venture Exchange.

1.2	Parties

A reference to Vizsla Copper will mean Vizsla Copper and Woodjam Horsefly unless the context requires otherwise.

1.3	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof.

1.4	Rules of Construction

Unless otherwise specifically indicated or the context otherwise requires: words importing the singular will include the plural and vice versa and words importing any gender will include all genders; and “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.”

1.5	Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day.

1.6	Schedules

The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

Schedule A — Property

Schedule B — Form of Assignment of Siyata JV Interest

ARTICLE 2 - PURCHASE AND SALE OF SIYATA JV INTEREST

2.1	Sale of Siyata JV Interest

Subject to the terms and conditions set forth in this Agreement, Siyata agrees to sell, quitclaim, convey, transfer, assign, deliver and otherwise convey to Vizsla Copper, through Woodjam Horsefly, and its successors and assigns, and Vizsla Copper, through Woodjam Horsefly, agrees to purchase from Siyata all of its Siyata JV Interest and rights of Siyata of every kind, character, and description included in the Siyata JV Interest and the Option and JV Agreement. For purposes hereof, the Siyata JV Interest includes the interests of Siyata in the Property, free and clear of all Liens), together with:

(a)	all ores, minerals, materials and mineral rights;

(b)	any related rights such as permits, access rights, surface rights or, granted in or upon and pertaining to the Property;

(c)	all exploration data and other information related to the Property, including, but not limited to, all maps, drill results (in electronic and other format), all title information and related location notices and certificates, all interpretive memoranda prepared by Siyata concerning the Property, all third party reports relating to the Property, all notes concerning negotiations concerning transactions relating to the Property; and

(d)	all and singular, the tenements, hereditaments and appurtenances belonging to or in any way appertaining to the Property, including:

(i)	the right to sample, map, survey, or conduct any other exploration or investigatory activities; and

(ii)	all information regarding any exploration or development of the Property that is in the possession of or available to Siyata.

This Article will be liberally construed in favour of Vizsla Copper and the ambiguities, if any, will be construed and resolved in favour of Vizsla Copper.

2.2	Consideration

As consideration for the transfer of the Siyata JV Interest by Siyata to Vizsla Copper, through Woodjam Horsefly, Vizsla Copper will issue the Consideration Shares and pay $5,000 CAD in cash (the “Cash Consideration”) to Siyata.

2.3	Securities Law Matters

Siyata acknowledges and agrees that:

(a)	the Consideration Shares will be issued pursuant to available prospectus exemptions in applicable Laws, including the exemption found in Section 2.13 of National Instrument 45-106 – Prospectus Exemptions (the “Exemptions”);

(b)	as a consequence of acquiring the Consideration Shares pursuant to the Exemptions:

(i)	Vizsla Copper is relying on an exemption from the requirements to provide Siyata with a prospectus and to sell securities through a person registered to sell securities under applicable Laws and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by applicable Laws, including statutory rights of rescission or damages, will not be available to Siyata;

(ii)	Siyata may not receive information that might otherwise be required to be provided to Siyata, and Vizsla Copper is relieved from certain obligations that would otherwise apply under applicable Laws if the Exemptions were not being relied upon by Vizsla Copper;

(iii)	there is no government or other insurance covering the Consideration Shares;

(iv)	there are risks associated with the acquisition of the Consideration Shares;

(v)	there are restrictions on Siyata’s ability to resell the Consideration Shares and it is the responsibility of Siyata to determine what those restrictions are and to comply with them before selling the Consideration Shares; and

(vi)	no securities commission, stock exchange or similar regulatory authority has reviewed or passed on the merits of an investment in the Consideration Shares;

(c)	the Consideration Shares will be subject to certain resale restrictions under applicable Laws, and Siyata agrees to comply with such restrictions. Siyata also acknowledges that the certificates for the Consideration Shares may bear an applicable legend or legends respecting restrictions on transfers as required under applicable Laws (or legend notation on each applicable Consideration Share issued electronically in a direct registration system), and that Siyata has been advised to consult its own legal advisor with respect to applicable resale restrictions and that it is solely responsible for complying with such restrictions; and

(d)	the Consideration Shares will be subject to voluntary resale restrictions such that 250,000 of the Consideration Shares will be released from such voluntary resale restrictions on the date that is four months and one day after the Closing Date and an additional 250,000 of the Consideration Shares will be released from such voluntary resale restrictions every four months thereafter, and Siyata agrees to comply with such voluntary resale restrictions and Siyata acknowledges that each of the certificates evidencing the Consideration Shares, or the statements evidencing the Consideration Shares issued via direct registration system, will bear an applicable legend respecting such voluntary resale restrictions.

2.4	Termination of Option and JV Agreement

From and after the Closing Date, the Option and JV Agreement will be terminated.

2.5	Taxes

Vizsla Copper will be liable for and pay all registration charges and duty properly payable upon and in connection with the sale and transfer of the Siyata JV Interest, provided that in no event will Vizsla Copper be liable for or pay, but instead Siyata will be liable for and pay, any taxes, registration charges, duty or transfer fees which Siyata failed to pay or was exempted from paying prior to the Closing Date.

ARTICLE 3 - INDEMNITIES AND LIABILITIES

3.1	Indemnification by Siyata

Siyata will indemnify, defend and save harmless Vizsla Copper from and against any and all losses, costs, Liabilities, claims, interests, fines, penalties, assessments, damages or expenses (but excluding any indirect, consequential, special, punitive or exemplary damages including loss of profit or revenue, any multiple of reduced cash flow, interference with operations, or loss of lenders, investors or buyers) suffered or incurred by Vizsla Copper, as a direct or indirect result of, or arising in connection with or related in any manner whatever to:

(a)	any misrepresentation or breach of representation and warranty made or given by Siyata in this Agreement or in any other document delivered pursuant to this Agreement; or

(b)	any failure by Siyata to observe or perform any covenant or obligation contained in this Agreement or in any document delivered pursuant to this Agreement.

3.2	Indemnification by Vizsla Copper

Vizsla Copper will indemnify, defend and save harmless Siyata from and against any and all losses, costs, Liabilities, claims, interests, fines, penalties, assessments, damages or expenses suffered or incurred by Siyata, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a)	any misrepresentation or breach of representation and warranty made or given by Vizsla Copper in this Agreement or in any other document delivered pursuant to this Agreement; or

(b)	any failure by Vizsla Copper to observe or perform any covenant or obligation contained in this Agreement or in any document delivered pursuant to this Agreement.

3.3	Limitation of Liability

In no event shall the liability of either Party for any claims under this Agreement (including by way of indemnity) exceed the value of Cash Consideration.

3.4	Rights are Supplemental

The rights and benefits provided in this Article 3 are supplemental to any other rights, actions or causes of action which may arise pursuant to any other Article of this Agreement.

3.5	Indemnity Basket

Notwithstanding any provisions to the contrary in this Article 3, no Party shall have the right to claim indemnification against another Party unless the losses or damages suffered or caused by the actions of the Indemnifier in the aggregate equal or exceed $1,000, at which point the Indemnifier will have an indemnification obligation under this Article for all losses or damages starting at $1.00.

3.6	Due Diligence Conducted

The Purchaser acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Siyata JV Interest and the Vendor shall not liable for any Liabilities resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the Purchaser had actual knowledge of such breach before the date hereof.

ARTICLE 4 - MUTUAL REPRESENTATIONS AND WARRANTIES

4.1	Mutual Representations and Warranties

Each Party represents and warrants to the other Party that:

(a)	it is a body corporate incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out its obligations hereunder;

(c)	this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms by appropriate legal remedy;

(d)	it is not currently insolvent nor subject to any insolvency proceedings and, to the best of its knowledge, no application for insolvency has been filed with regard to any of the Parties; and

(e)	that the Option and JV Agreement is in good standing.

ARTICLE 5 - REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SIYATA

5.1	Title

Siyata represents that it has good and marketable title to the Siyata JV Interest. The Siyata JV Interest is owned by Siyata free and clear of Liens, encumbrances, security agreements, options, charges, equities, claims, covenants, conditions, royalties, or restrictions. Siyata further warrants to Vizsla Copper that Siyata has the exclusive right and power to convey the same for the purposes of this Agreement; that Siyata has not committed, nor will Siyata in the future commit, any act or acts which will encumber or cause a Lien to be placed against the Property; that Siyata has received no notice of violation of any environmental law, regulation or permit; that Siyata has no knowledge of the occurrence of any violation of any environmental law, regulation or permit; and that Siyata has received no notice of claim or demand by any person relating to the Property.

5.2	Litigation

Siyata represents that to its knowledge there is no adverse claim or challenge, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or threatened, against or affecting Siyata, the Property or the Siyata JV Interest, and to Siyata’s knowledge, there is not any basis for any such claim, challenge or proceeding. To its knowledge, there is no suit, action, arbitration or other legal proceeding against Siyata which, if determined adverse to Siyata, would affect Siyata’s ability to compensate Vizsla Copper for Siyata’s breach, if any, of the warranties and covenants in this Agreement. Siyata is not in default with respect to any order, writ, injunction, or decree of any court, department, agency, or instrumentality.

5.3	Environmental Issues

Siyata represents that, to its knowledge, neither Siyata nor, to the knowledge of Siyata, any of its predecessors in title has received written notice of, and Siyata does not have knowledge of any facts that could give rise to any notice, that Siyata or its predecessors are potentially responsible for any remedial action under any environmental law in connection with the Property.

5.4	No Breach or Violation

Siyata represents that the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:

(a)	a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation of Siyata or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Siyata is a party or by which the Property or the Siyata JV Interest, is bound;

(b)	an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Siyata;

(c)	the creation or imposition of any Lien, charge, or encumbrance on the Property and the Siyata JV Interest; or

(d)	violate any local, provincial, state or federal laws or statutes.

5.5	Full Disclosure

Siyata has made full disclosure in writing to Vizsla Copper of all material facts of which it has knowledge relating to the Property and the Siyata JV Interest and all relevant information that it possesses which could have any effect upon Vizsla Copper determining whether it will enter into this Agreement and this Agreement does not contain any untrue statement by it of a material fact of which it has knowledge and it has not omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading.

5.6	Covenants of Siyata

During the term of this Agreement and until the Siyata JV Interest is transferred to Vizsla Copper in accordance with this Agreement, Siyata will:

(a)	not transfer, pledge, or option the Siyata JV Interest or any interest therein, or otherwise encumber the Siyata JV Interest;

(b)	promptly deliver to Vizsla Copper any notice, demands or other material communications it receives relating to the Property;

(c)	not solicit offers relating to the ownership or development of the Property; and

(d)	take any action or refrain from any action, as the case may be, as may be required in furtherance of or in support of the terms of this Agreement.

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF VIZSLA COPER

Vizsla Copper represents and warrants that:

6.1	Litigation

There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of Vizsla Copper threatened, against or affecting Vizsla Copper.

6.2	No Breach or Violation

The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:

(a)	a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation of Vizsla Copper or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Vizsla Copper is a party or by which the property of Vizsla Copper is bound;

(b)	an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Vizsla Copper;

(c)	the creation or imposition of any Lien, charge, or encumbrance on any of the properties of Vizsla Copper; or

(d)	violate any local, provincial, state or federal laws or statutes.

6.3	Public Record Accurate

Vizsla Copper’s Public Record is up-to-date and does not contain a misrepresentation nor any omission of information needed to make the information contained in its Public Record not misleading.

6.4	Reporting Issuer

Vizsla Copper is a reporting issuer in all of the Provinces and Territories of Canada and is not on the list of defaulting issuers in any of the Provinces and Territories.

6.5	TSXV

Vizsla Copper’s common shares are listed and posted for trading on the TSXV.

ARTICLE 7 - CONDITIONS PRECEDENT

7.1	Mutual Conditions

The respective obligations of the Parties to complete the transactions contemplated by this Agreement will be subject to the satisfaction, on or before the Closing Date, of the following conditions precedent, each of which may only be waived by the mutual consent of the Parties:

(a)	there will not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there will be no proceeding, of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Regulatory Approvals which have been obtained;

(b)	this Agreement will not have been terminated pursuant to Section 10.2; and

(c)	the Parties shall have received the Appropriate Regulatory Approvals.

7.2	Vizsla Copper’s Conditions

The obligations of Vizsla Copper to complete the transactions contemplated by this Agreement will also be subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent (each of which is for the exclusive benefit of Vizsla Copper and may be waived by Vizsla Copper):

(a)	all covenants and agreements of Siyata under this Agreement to be performed or observed on or before the Closing Date will have been duly performed and observed by Siyata in all material respects;

(b)	the representations and warranties of Siyata set forth in this Agreement will be true and correct in all material respects as of the Closing Date as if made on and as of such date; and

(c)	Siyata shall have executed and delivered to Vizsla Copper all such other documents, resolutions and instruments as may be necessary, in the opinion of counsel for Vizsla Copper, acting reasonably, to transfer a 100% legal and beneficial and unencumbered interest in and to the Siyata JV Interest to Vizsla Copper free and clear of all Liens, charges and encumbrances, and in particular including, but not being limited to an assignment of the Siyata JV Interest to Vizsla Copper duly executed by Siyata in the form set out in Schedule B attached hereto.

Vizsla Copper may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by it with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Vizsla Copper in complying with its obligations hereunder.

7.3	Siyata’s Conditions

The obligations of Siyata to complete the transactions contemplated by this Agreement will also be subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent (each of which is for the exclusive benefit of Siyata and may be waived by Siyata):

(a)	all covenants and agreements of Vizsla Copper under this Agreement to be performed or observed on or before the Closing Date will have been duly performed and observed by Vizsla Copper in all material respects;

(b)	the representations and warranties of Vizsla Copper set forth in this Agreement will be true and correct in all material respects as of the Closing Date as if made on and as of such date; and

(c)	Vizsla Copper shall have delivered share certificates or electronic direct registration statements representing the Consideration Shares registered in the name of Siyata to Siyata as well as the Cash Consideration.

Siyata may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by it with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Siyata in complying with its obligations hereunder.

ARTICLE 8 - CLOSING

8.1	Closing

The closing of the transactions contemplated by this Agreement will take place remotely within five Business Days of obtaining Appropriate Regulatory Approvals, or at such other time and place as the Parties may agree to in writing (the “Closing Date”). Closing will occur at 10:00 AM (Vancouver time, the “Closing Time”) on the Closing Date, unless the Parties otherwise agree.

8.2	Deliveries by Siyata

On the Closing Date, Siyata will deliver or cause to be delivered to Vizsla Copper all such documents, resolutions and instruments as may be necessary, in the opinion of counsel for Vizsla Copper, acting reasonably, to transfer a 100% legal and beneficial and unencumbered interest in and to the Siyata JV Interest to Vizsla Copper free and clear of all Liens, charges and encumbrances, and in particular including, but not being limited to an assignment of the Siyata JV Interest to Vizsla Copper duly executed by Siyata in the form set out in Schedule B attached hereto.

8.3	Deliveries by Vizsla Copper

On the Closing Date, Vizsla Copper will deliver or cause to be delivered to Siyata share certificates or electronic direct registration statements representing the Consideration Shares registered in the name of Siyata.

ARTICLE 9 - CONFIDENTIALITY

9.1	Confidentiality

Each Party must ensure that the Confidential Information remains confidential, except that the Parties may make disclosure of Confidential Information:

(a)	with the prior written consent of the other Party, such consent not to be unreasonably withheld;

(b)	to a bank or other financial institution considering the provision of or, which has provided financial accommodation to, a Party or an Affiliate of a Party or to a trustee, representative or agent or such a bank or financial institution;

(c)	by a Party to legal, financial and other professional advisers, auditors and other consultants, officers and employees of a Party or a Party’s Affiliate, provided that such Party or Party’s Affiliate has first agreed in writing to maintain the confidentiality of the Confidential Information;

(d)	as required under applicable United States or Canadian securities laws;

(e)	to the extent that the Confidential Information was publicly available or becomes publicly available without breach of this Agreement; and

(f)	to the extent required by law or by a lawful requirement of any governmental authority or stock exchange having jurisdiction over the Parties or their Affiliates.

Notwithstanding the foregoing provisions, the Parties acknowledge and agree that Vizsla Copper may publicly announce the existence of this Agreement and its material terms upon execution of this Agreement by both Parties and upon completion of the transactions contemplated herein. Notwithstanding the foregoing provisions, after the Closing Date, Vizsla Copper will not be required to maintain the confidentiality of, and may use for any purpose, any Confidential Information disclosed to it by Siyata relating to the Siyata JV Interest or the Property.

ARTICLE 10 - AMENDMENT AND TERMINATION

10.1	Amendment

This Agreement may be amended by mutual written agreement of the Parties.

10.2	Termination

This Agreement may be terminated:

(a)	by mutual agreement of the Parties;

(b)	by either Party if:

(i)	the other Party is in default of a covenant or obligation hereunder such that the conditions contained in Article 7, as applicable, would be incapable of satisfaction, provided the Party seeking to terminate this Agreement is not then in breach of this Agreement so as to cause any condition in favour of all Parties or in favour of the other Party not to be satisfied;

(ii)	any material representation or warranty of the other Party under this Agreement is untrue or incorrect and will have become untrue or incorrect such that the condition contained in Section 7.2(b) or Section 7.3(b) as applicable, would be incapable of satisfaction, provided that the Party seeking to terminate this Agreement is not then in breach of this Agreement so as to cause any condition in favour of both Parties or in favour of the other Party not to be satisfied; or

(iii)	the Closing Date does not occur on or prior to February 28, 2025, provided that a Party may not terminate this Agreement pursuant to this Section if the failure of the Closing Date to so occur has been a principal cause of, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(c)	automatically, immediately following receipt by Vizsla Copper of a final determination by the TSXV, delivered in writing, stating that the TSXV will not approve this Agreement.

ARTICLE 11 - GENERAL

11.1	Notices

All notices and other communications hereunder will be in writing and will be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular Party at:

(a)	If to Siyata, at:

Siyata Mobile Inc.

1001 Lenoir St Suite A-414, Montreal, Québec, H4C 2Z6, Canada

Attention:	Marc Seelenfreund
Email:	marc@siyata.net

(b)	If to Vizsla Copper or Woodjam Horsefly, at:

Vizsla Copper Corp.

PO Box 49193

595 Burrard Street

Vancouver, BC V7X 1K8

Attention:	Steve Blower / Keith Bodnarchuk
Email:	sblower@vizslacopper.com / keith@vizslacopper.com

or at such other address of which any Party may, from time to time, advise the other Party by notice in writing given in accordance with the foregoing. Any notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

11.2	Assignment

No Party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) without the written consent of the other Party, which consent is in the sole discretion of such Party.

11.3	Binding Effect

Subject to Section 11.2, this Agreement will be binding upon, enure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

11.4	Waiver and Modification

Siyata and Vizsla Copper may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants or agreements herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other Parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party granting such waiver or consent.

11.5	Further Assurances

Each Party hereto will, from time to time, and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as will be reasonably required in order to fully perform and carry out the terms and intent hereof.

11.6	Expenses

The Parties agree that all expenses of the Parties relating to this Agreement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs, will be paid by the Party incurring such expenses.

11.7	Public Announcements

Vizsla Copper and Siyata agree to consult with each other prior to issuing any news releases or public statements with respect to this Agreement or the transactions contemplated herein, and to use their respective commercially reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each Party will use its commercially reasonable efforts to enable the other Party to review and comment on all such news releases prior to the release thereof.

11.8	Governing Laws; Consent to Jurisdiction

This Agreement will be governed by and construed in accordance with the Laws of the Province of British Columbia and the Laws of Canada applicable therein and will be treated in all respects as a British Columbia contract. Each Party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

11.9	Remedies

Except as otherwise set forth herein, the Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the Parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such Party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

11.10	Time of Essence

Time will be of the essence in this Agreement.

11.11	Entire Agreement

This Agreement including the disclosure letters, constitutes the entire agreement among the Parties hereto and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties hereto with respect to the matters hereof and thereof.

11.12	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.13	Counterparts

This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts together will constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHERE0F, the parties to this agreement have duly executed it on the day and year first above written.

VIZSLA COPPER CORP.

By:
Name:
Title:

WOODJAM HORSEFLY RESOURCES LTD.

By:
Name:
Title:

SIYATA MOBILE INC.

By:
Name:
Title: